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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Robinson                      John
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        (Last)                      (First)                        (Middle)

    2533 North Carson Street, Suite 5107
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                                   (Street)

    Carson City                       NV                              89706
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        (City)                      (State)                           (Zip)
2.  Date of Event Requiring Statement (Month/Day/Year)             5-17-02
                                                                  --------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------
4.  Issuer Name and Ticker or Trading Symbol  Caring Products
                                              International, Inc. (CPRD)
                                             -----------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
      X Director     X   Officer               X  10% Owner  ___ Other
    ----            ---  (give title below)   ---                (specify below)
                         Chairman, CEO
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
     X   Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common Stock             12,000,000              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB Number.

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FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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
Explanation of Responses:

     1) John Robinson exchanged 3,000,000 shares of common stock of USDR Global Aerospace, Ltd. for 12,000,000 shares of restricted common stock of Caring Products International, Inc. in a four for one share exchange with Caring Products International, Inc.

/s/ John Robinson                 6-5-02
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**Signature of Reporting  Person  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.